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                                                            EXHIBIT (a)(5)(iv)

                                 DTM CORPORATION
                              1611n Headway Circle
                                   Building 2
                               Austin, Texas 78754


                                  July 26, 2001


3D Systems Corporation
Tiger Deals, Inc.
26081 Avenue Hall
Valencia, California 91355

Ladies and Gentlemen:

In connection with continuing to contest the lawsuit filed by the Antitrust Division of the U.S. Department of Justice (the "DOJ Lawsuit") seeking to prohibit the transactions contemplated by that certain Agreement and Plan of Merger dated as of April 2, 2001 (the "Merger Agreement") by and among 3D Systems Corporation, Tiger Deals, Inc. and DTM Corporation, including the Offer and the Merger, and/or to explore and evaluate other alternatives with respect thereto, including a possible settlement, we consent to your extension of the expiration date of the Offer until Midnight Eastern Daylight time on August 14, 2001 (the "Extension Date"). In order to induce you to extend the Offer to such date, we have agreed not to exercise our right to terminate the Merger Agreement under Section 9.1(b)(1)(y) thereof prior to Midnight Eastern Daylight time on the Extension Date, which right we otherwise would be entitled to exercise commencing July 31, 2001. Notwithstanding the foregoing, this consent shall in no way preclude, restrict, modify or otherwise alter our right to terminate the Merger Agreement under any other provision of the Merger Agreement on or prior to the Extension Date. Without limiting the generality of the foregoing, it is understood and agreed that we will be entitled to terminate the Merger Agreement if that certain Loan and Security Agreement dated as of May 21, 2001 by and among U.S. Bank National Association, 3D Systems Corporation and the other signatories thereto, as amended by Amendment Agreement Number One dated July 26, 2001, is terminated on or prior to Midnight Eastern Daylight time on the Extension Date.

This letter replaces and supersedes any prior letters delivered to you with respect to DTM's agreement to forbear in the exercise of its termination rights under the Merger Agreement. Capitalized terms used but not defined in this letter shall have the definitions specified in the Merger Agreement.

                                       DTM CORPORATION

                                       By: /s/ John S. Murchison, III
                                           -------------------------------------
                                           John S. Murchison, III
                                           President and Chief Executive Officer

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Accepted and agreed to as of July 26, 2001:

3D SYSTEMS CORPORATION                  TIGER DEALS, INC.

By:  /s/ E. James Selzer                By:  /s/ E. James Selzer
   -------------------------------         -------------------------------------
Name: E. James Selzer                   Name:  E. James Selzer
     -----------------------------           -----------------------------------
Title: CFO & Vice President, Finance    Title: CFO & Vice President, Finance
      ----------------------------           -----------------------------------



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